EXHIBIT 99.1

Harris Corporation Announces Retirement of Bryan R. Roub;
Gary L. McArthur Named Chief Financial Officer

MELBOURNE, Florida, February 28, 2006 — Harris Corporation (NYSE: HRS) today announced that Bryan R. Roub, 64, senior vice president and chief financial officer, will retire from the company June 30, 2006. Gary L. McArthur, 45, has been appointed vice president and chief financial officer, replacing Roub effective March 1. McArthur was previously vice president–Finance and Treasurer for Harris.

“I’m extremely grateful for Bryan’s contributions to Harris during his 22 years of service, particularly during the past three years in which the company has experienced unprecedented growth,” said Howard L. Lance, chairman, president and chief executive officer. “He has been one of my closest advisors and has worked alongside of Gary over the past year to ensure a smooth management transition. Bryan’s leadership has been truly outstanding, and he has developed a world-class financial organization.

“Gary has a broad background in finance, accounting, mergers and acquisitions, and operations,” Lance said. “He has a proven track record and has earned the respect of the company’s corporate and division organizations. He will serve the interests of our company and shareholders very well as CFO.”

McArthur joined Harris in 1997 as director–Corporate Development and was promoted to vice president–Corporate Development in 2000. During the following five years he was responsible for mergers and acquisitions, venture capital investments, product line management initiatives and restructuring actions. In 2005 he was named vice president–Finance and Treasurer, with responsibility for division controllers and their organizations as well as the treasury and tax functions. Prior to joining Harris, he was chief financial officer for 3D/EYE, Inc. Previously, he was executive director–Mexico for Nextel Communications, Inc., where he was responsible for Nextel’s operations and corporate development in Mexico. Prior to this, he was an investment banker for Lehman Brothers, Inc., and held finance and accounting positions at Cellcom Corporation, and Deloitte & Touche.

McArthur has a bachelor’s degree in accounting from the University of Utah and an M.B.A. from the Harvard Graduate School of Business. He is also a Certified Public Accountant.

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With headquarters in Melbourne, Florida, the company has annual sales of over $3 billion and more than 13,000 employees — including 5,500 engineers and scientists — dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications, RF communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.

# # #